Exhibit 21.1
Subsidiaries of the Registrant

770 South Post Oak, LLC
AMG Chelsea, LLC
ART Florentina, Inc.
EQK Bridgeview Plaza, LLC
EQK Portage, LLC
FBH of Vista Ridge, LLC
Forest Pines Bryan 84, LLC
Income Opportunity Realty Investors, Inc.
Land LD Athens Lindsay Ln, LLC
LD Denton Cnty, LLC
LPG Apartments, LP
McKinney Apts at Heritage, LLC
Ocean Estates, LLC
Parc at Denham Springs II Apartments, LLC
Parc at Denham Springs II, LP
Southern Properties Capital Ltd
Stanford GL, LLC
Steeple Crest PCAL Apts, LLC
T Palm Desert, Inc.
T Sorrento, Inc.
TCI McKinney 34, Inc.
TCI Park West I, LLC
TCI Stanford, LLC
TCI Valley Ranch 20, LLC
The Landing Apartments Houma, LLC
The Landing Apartments MM, LLC
Tower Bay, LLC
Transcontinental Realty Investors, Inc.
Travis Ranch, LLC
Victory Abode Apartments, LLC
Villas at Bon Secour Apts, LLC
Villas at Bon Secour MM, LLC
VR Apartments, LP